Exhibit 99.1

Ault Alliance Announces Agreement to Sell $10.0 Million Stated Value of Convertible Preferred Stock

LAS VEGAS--(BUSINESS WIRE) – March 29, 2023 – Ault Alliance, Inc. (NYSE American: AULT), a diversified holding company (“Ault Alliance” or the “Company”), today announced that it has entered into a securities purchase agreement with certain institutional investors to purchase an aggregate of 100,000 shares of preferred stock of the Company, consisting of (i) 83,000 shares of Series E Convertible Preferred Stock (the “Series E Preferred Stock”), (ii) 1,000 shares of Series F Convertible Preferred Stock (the “Series F Preferred Stock”) and (iii) 16,000 shares of Series G Convertible Preferred Stock (the “Series G Preferred Stock” and collectively, the “Preferred Shares”). Each share of Series E Preferred Stock and Series F Preferred Stock has a purchase price of $100.00, equal to each such share’s stated value. The purchase price of the Series E Preferred Stock and the Series F Preferred Stock will be paid for by the investors’ agreement to cancel outstanding secured promissory notes in the principal amount of $8.4 million, whereas the purchase price of the shares of Series G Preferred Stock will consist of accrued but unpaid interest on these notes, as well as for other good and valuable consideration. Each Preferred Share is convertible into shares of the Company’s common stock (the “Common Stock”) at a conversion price equal to 85% of the closing sale price of the Common Stock on the trading day prior to the date of conversion, subject to a floor price of $0.10. The Preferred Shares are convertible at the option of the holder at any time following the Company’s receipt of stockholder approval of a reverse stock split of the Common Stock. The Company has the right to force the conversion on the Preferred Shares under certain circumstances.

The Company has agreed to issue the shares of Common Stock issuable upon conversion of the Preferred Shares under its existing “shelf” registration statement.

The Series E Preferred Stock and Series F Preferred Stock permits the holders thereof to vote together with the holders of the Company’s common stock on a proposal to effectuate a reverse stock split of the Common Stock. The Series F Preferred Stock permits the holder to cast 100,000 votes per share of Series F Preferred Stock on such proposal, provided, that such votes must be cast in the same proportions as the shares of Common Stock, the Company’s existing Series B preferred stock and the Series E Preferred Stock are voted on that proposal (excluding any shares of Common Stock that are not voted on the proposal). Except as required by law or expressly provided by the certificates of designation, holders of the Series E Preferred Stock and Series F Preferred Stock will not be permitted to vote on any other matters. The holders of the Series E Preferred Stock and Series F Preferred Stock agreed not to transfer, offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of the Preferred Shares until after the receipt of stockholder approval of the reverse stock split. The Series G Preferred Stock does not carry any voting rights, except as required by law or expressly provided by its certificate of designation. For a period of 90 days after the first conversion of Preferred Shares, each investor shall have the right to purchase a convertible note in the principal face amount of $4.95 million from the Company for $4.2 million, which notes will be convertible into Common Stock at a conversion price equal to 85% of the prior day’s closing trading price.

The closing of the offering is expected to occur on or about March 30, 2023, subject to the satisfaction of customary closing conditions. Additional information regarding the securities described above and the terms of the offering are included in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (“SEC”).

The Preferred Shares are being issued in reliance upon the exemption from the securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) as promulgated by SEC under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor will there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About Ault Alliance, Inc.

Ault Alliance, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, Ault Alliance owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including metaverse platform, oil exploration, crane services, defense/aerospace, industrial, automotive, medical/biopharma, consumer electronics, hotel operations and textiles. In addition, Ault Alliance extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Ault Alliance’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.ault.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.ault.com.

Contacts

IR@Ault.com or 1-888-753-2235